UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): DECEMBER 24, 1999
                                                         -----------------

                        CONVERGENCE COMMUNICATIONS, INC.
                        --------------------------------
             (Exact name of registrant as specified in its charter)



NEVADA                                00-21143                   87-0545056
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(State or other jurisdiction      (Commission File             (IRS Employer
of incorporation)                       Number)              Identification No.)



            102 WEST 500 SOUTH, SUITE 320, SALT LAKE CITY, UTAH 84101
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               (Address of principal executive offices) (Zip Code)





        Registrant's telephone number, including area code (801) 328-5618
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Item 2.  Acquisition or Disposition of Assets.

         On December 24, 1999, Convergence Communications, S.A. de C.V. ("CCI Mexico"), a subsidiary of Convergence Communications, Inc. (the "Company"), acquired all of the outstanding stock of International Van S.A. de C.V., a Mexican corporation ("Intervan"). Intervan provides data networking and network access services to over 420 customers in Mexico through a nationwide ATM network. The seller of Intervan was Controladora S.O.E., S.A. de C.V., a Mexican corporation.

         The total purchase price for Intervan was $21 million, of which CCI Mexico paid $15 million in cash at the closing. The balance of the purchase price was paid through CCI Mexico's delivery of two promissory notes which are due on the first and second anniversaries of the closing. The promissory note due on December 24, 2000 is in the amount of $4,500,000 and is non-interest bearing. The promissory note due on December 24, 2001 is in the amount of $1,500,000 and bears interest during the second year at the rate of 8% per annum. The amounts represented by the promissory notes are subject to downward adjustment if Intervan suffers recurring revenue losses after the closing.

Item 7.  Financial Statements and Exhibits.

         (a) FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED AND PRO FORMA FINANCIAL INFORMATION. The Company will file, as an amendment to this report and within the time period set forth in Item 7(a)(4), the financial statements for the acquired business for the period specified in Rule 3-05(b) of Regulation S-X, as promulgated under the Securities Exchange Act of 1934, as amended, and as prepared in accordance with the requirements (other than with respect to supporting schedules) of Regulation S-X, together with a manually signed accountant's report as provided in Rule 2-02 of Regulation S-X and any pro forma financial information that would be required pursuant to Article 11 of Regulation S-X.

         (b) EXHIBITS. Not applicable.


                                   CONVERGENCE COMMUNICATIONS, INC.

                                         /s/
                                   ---------------------------------------------
                                   By:  Jerry Slovinski, Chief Financial Officer
                                   Dated:  January 13, 2000